EXHIBIT 99.1                                                [LOGO] NATIONWIDE(R)
------------                                                FINANCIAL
INVESTOR CONTACT:
-----------------
Kevin G. O'Brien
AVP, Investor Relations
614-677-5331

MEDIA CONTACT:
--------------
Bryan L. Haviland
Public Relations Officer
614-677-7767

JULY 30, 2001

                   NATIONWIDE FINANCIAL REPORTS SECOND QUARTER
                      OPERATING EARNINGS OF $0.89 PER SHARE
         INDIVIDUAL ANNUITY NET FLOWS EXCEED $1.0 BILLION IN THE QUARTER

COLUMBUS, OHIO-- Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of personalized long-term savings and retirement products, today reported results for the second quarter 2001. Highlights include the following:

       - Net operating income increased 4 percent to $114.9 million or $0.89 per diluted share from the second quarter a year ago. Net operating income for the second quarter 2000 was $110.9 million or $0.86 per diluted share.

       - Net income for the quarter was $113.9 million or $0.88 per diluted share, compared to $104.2 million or $0.81 per diluted share a year ago. Included in the current quarter net income is a charge, net of taxes, of $2.3 million related to the cumulative effect of an accounting change (EITF 99-20) for asset-backed securities.

       - Operating revenues of $804.9 million for the second quarter increased 2 percent compared to $788.0 million reported a year ago.

       - Total sales of $4.2 billion in the quarter were flat to a year ago and the first quarter of 2001. Individual annuity sales of $2.1 billion for the quarter increased 1 percent compared to the prior year, and 28 percent versus the first quarter of 2001. Life insurance sales growth of 18 percent compared to the year ago quarter was aided by strong sales of investment life products.

       -      Return on equity was 15.2 percent for the quarter, compared to
              16.8 percent a year ago.

       - Customer funds managed and administered totaled $114.7 billion at quarter end, essentially flat with the $114.2 billion reported a year ago and 5 percent higher than the first quarter of 2001.

       - The individual variable annuity surrender rate, adjusted for internal exchanges, was 10.6 percent for the quarter, a slight increase compared to first quarter of 2001.

                                     -more-

Insurance - Financial Services - On Your Side               One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                     www.nationwidefinancial.com

NFS REPORTS SECOND QUARTER 2001 EARNINGS -- 2

"Nationwide Financial continues to deliver solid operating results, despite the continued turmoil in the equity markets," said W.G. Jurgensen, chief executive officer. "Our focus for the balance of 2001 will be to continue to invest in strengthening and improving our retirement savings franchise through expanding our product portfolio and enhancing our distribution capabilities."

SEGMENT RESULTS

Nationwide Financial reports its results in four business segments: individual annuity, institutional products, life insurance, and asset management. A discussion of the results for each segment follows.

                               INDIVIDUAL ANNUITY

       - Pre-tax operating earnings for the quarter were $62.0 million, down from the $70.1 million reported a year ago.

       - Revenues of $273.8 million decreased 1 percent, compared to $277.9 million a year ago.

       - Net flows, or sales net of withdrawals, of $1.1 billion in the quarter improved 6 percent over the prior year and 83 percent over the first quarter of 2001.

       - Assets ended the quarter at $42.0 billion, down from $43.7 billion at year-end

The volatility of the equity markets continues to impact revenue and asset growth in the individual variable annuity business, as policy charges of $127.0 million in the second quarter declined 13 percent from the prior year and average separate account balances were down more than 10 percent from a year ago. The lower interest rate environment is impacting the individual fixed annuity business, as interest spread of 179 basis points in the quarter was down from 215 basis points reported a year ago. Lower amortization of policy acquisition costs, consistent with the reduced revenues reported in the quarter, and aggressive expense management helped to offset the lower revenue growth.

Total individual annuity sales of $2.1 billion increased 1 percent from a year ago and were 28 percent ahead of the first quarter of 2001. Although individual variable annuity sales declined 16 percent from the record sales reported a year ago, strong production through the brokerage channel drove sales 27 percent higher sequentially. Individual fixed annuity products maintained strong momentum in the quarter as sales reached $476.8 million, a 33 percent increase sequentially and more than triple the year ago sales.

"Our sales demonstrate the power of our multiple product strategy and drive to continually expand our distribution network," said Joseph J. Gasper, president and chief operating officer. "Our ability to ramp up fixed annuity sales and the success of the Waddell & Reed relationship have proven to be key competitive advantages in a very challenging environment."

                                     -more-

Insurance - Financial Services - On Your Side               One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                     www.nationwidefinancial.com

NFS REPORTS SECOND QUARTER 2001 EARNINGS -- 3

                             INSTITUTIONAL PRODUCTS

       - Pre-tax operating earnings of $53.8 million declined 5 percent from a year ago.

       - Revenues of $283.8 million increased modestly compared to the $281.0 million reported a year ago.

       - Net flows, or sales net of withdrawals, of $380.9 million declined compared to $547.7 million in the prior year.

       - Assets totaled $50.8 billion at quarter end, up from $47.2 billion at year-end.

Volatile equity markets also impacted revenue and asset growth in the institutional products segment, as total policy charges of $54.2 million were down 12 percent compared to the prior year and average separate account assets of $23.7 billion were 16 percent lower than a year ago. Interest spread of 185 basis points for the quarter was down slightly from the 190 basis points reported a year ago. During the second quarter, $815.1 million in medium term notes were issued contributing to asset growth for the segment.

Sales for the segment were $1.7 billion, a 5 percent decline from the $1.8 billion reported a year ago. Sales for private sector pension plans continue to be impacted by the equity markets as the average value of transferred cases is down more than 18 percent from a year ago. The current economic environment has also impacted the rate of new plan creation in the small case market. In the public sector market, total plan sales declined 5 percent compared to the year ago quarter and were flat to the first quarter of 2001. Stable sales and improved retention in the quarter helped to more than double net flows for the public sector business from the first quarter of 2001.

                                 LIFE INSURANCE

       - Second quarter pre-tax operating earnings were $44.1 million, an increase of 15 percent from a year ago.

       -      Revenues of $206.9 million were 12 percent higher than a year ago.

       - Sales of corporate-owned life products increased 45 percent from the prior year.

       - Investment life in force reached $35.7 billion, a 24 percent increase over the prior year.


Revenues for investment life increased 24 percent from the prior year based on increased cost of insurance charges and increased administrative fees on the growing block of business. General operating expenses for investment life declined $5.7 million, or 19 percent, as the prior year's expenses included premium taxes related to a large bank-owned life insurance case.



                                     -more-

Insurance - Financial Services - On Your Side               One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                     www.nationwidefinancial.com

NFS REPORTS SECOND QUARTER 2001 EARNINGS -- 4

Increased life benefits expense offset the improvement in general operating expenses as unfavorable mortality was reported in the quarter. Investment life earnings were $23.8 million, or 5 percent higher than the prior year amount of $22.7 million. Sequentially, investment life earnings declined 26 percent due to lower administrative fees and higher life benefits expense, which were partially offset by lower amortization of policy acquisition costs consistent with the reduced revenue in the segment.

Sales for the life segment grew 18 percent to $350.2 million in the second quarter. Sales of corporate-owned life insurance fueled the growth as second quarter production of $137.9 million was 45 percent ahead of the prior year. Individual variable life sales grew 8 percent while traditional life product sales were flat.

                                ASSET MANAGEMENT

       - Pre-tax operating earnings were $3.9 million, up sharply from the $1.3 million reported a year ago.

       -      Revenues of $30.7 million improved 7 percent over the prior year.

       - Assets under management were $25.0 billion at quarter end, a 13 percent increase over the prior year.


Revenues and earnings for the asset management segment benefited from a larger asset base in the second quarter. Total fee income of $27.5 million was 8 percent ahead of the $25.5 million reported a year ago. Aggressive expense management led to a decline in other operating expenses of 6 percent to $17.7 million and helped drive operating earnings higher.

Assets under management ended the quarter at $25.0 billion, up from $23.0 billion at year-end. Total net flows of $123.0 million in the quarter include net flows of $567.0 million into equity funds, offset by net outflows from money market accounts. Market appreciation of $701.5 million in the quarter also helped boost asset growth.

"Our asset management strategy is starting to pay dividends as our lift out portfolio teams are starting to gain assets and our expenses are beginning to stabilize," said Gasper. "As we further leverage the collective investment expertise of both Gartmore and Villanova Capital, the business should be well positioned for strong future growth."

BALANCE SHEET

Total assets at June 30, 2001 of $92.1 billion were down from $93.2 billion at year-end 2000. Included in the current period total assets were $62.7 billion in assets underlying variable annuities and variable life products held in separate accounts, down from $66.0 billion at year-end 2000.

                                     -more-

Insurance - Financial Services - On Your Side               One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                     www.nationwidefinancial.com

NFS REPORTS SECOND QUARTER 2001 EARNINGS -- 5

Shareholders' equity was $3.3 billion, or $25.36 per share, at June 30, 2001 compared to $3.0 billion or $23.29 per share at year-end 2000. Excluding other comprehensive income, book value was $23.87 per share at June 30, 2001 versus $22.40 per share at year-end 2000.


BUSINESS OUTLOOK

The following statements are forward-looking and based on current business conditions. Due to the inherent difficulty in forecasting the short-term performance of the equity markets, as measured by the S&P 500, and the related performance of our separate account assets, the information provided below incorporates a range of possible results that are intended to illustrate the sensitivity of our revenue and earnings to the ultimate performance of the equity markets. To the extent that actual equity market performance varies from that assumed in the illustration below, our results will vary accordingly.

       - Should the equity markets and the related performance of our separate account assets achieve a return of 0 to 2 percent per quarter, earned evenly throughout the balance of the year, operating earnings per share for the full year 2001 would be within a range of $3.50 to $3.65.

       - Utilizing the same equity market assumptions noted above, revenue growth would be within a range of 0 to 5 percent for the full year 2001 and return on equity for the full year would be within a range of 14 to 15 percent.

       - Consistent with the realization of certain tax minimization strategies, our effective tax rate is expected to be no more than 27 percent for the full year 2001.


Our ability to meet the indicated outlook and expectations is subject to the factors described in the forward-looking information section below. Prior to the start of the quiet period, investors can continue to rely on the earnings release and web site as still being Nationwide Financial's current expectations on matters covered, unless the company publishes a notice stating otherwise.

EARNINGS CONFERENCE CALL

Management of Nationwide Financial will host a conference call on July 31, 2001 at 11:00 am ET to discuss second quarter earnings. To listen to the call, dial
(712) 271-3433 and enter conference code NFS. The call will also be broadcast live over the internet with a link available on the Company's web site. For those unable to listen to the call live, an audio archive and transcript will be available on the Company's web site within 48 hours.

                                     -more-

Insurance - Financial Services - On Your Side               One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                     www.nationwidefinancial.com

NFS REPORTS SECOND QUARTER 2001 EARNINGS -- 6

QUIET PERIOD

Following the end of each quarter, Nationwide Financial has a "quiet period" when it no longer publishes or updates its current expectations and forecasts and company representatives will not comment concerning the company's financial results or expectations. The quiet period will extend until the day when Nationwide Financial's next earnings release is published. For the third quarter of 2001 the quiet period will be October 8, 2001 through October 29, 2001.

Columbus-based Nationwide Financial is the holding company for the retirement savings operations of Nationwide which owns 81.3 percent of the outstanding common shares of NFS. The major operating subsidiary of NFS is Nationwide Life Insurance Company, the country's 12th largest life insurer. To obtain investor materials, including the Company's 2000 annual report, Form 10-K, and other corporate announcements, please visit our web site at www.nationwidefinancial.com.

FORWARD LOOKING INFORMATION

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include, among others, the following possibilities: (i) Nationwide Corporation's control of the Company through its beneficial ownership of approximately 97.8 percent of the combined voting power of all the outstanding common stock and approximately 81.3 percent of the economic interest in the Company; (ii) the Company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the Company's subsidiaries to pay such dividends;
(iii) the potential impact on the Company's reported net income that could result from the adoption of certain accounting standards issued by the FASB;
(iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vi) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (vii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (viii) inability to carry out marketing and sales plans, including, among others, development of new product and/or changes to certain products and acceptance of the new and/or revised products in the market; (ix) changes in interest rates and the capital markets causing a reduction of investment income and/or asset fees, reduction in the value of the Company's investment portfolio or a reduction in the demand for the Company's products; (x) general economic and business conditions which are less favorable than expected; (xi) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations, and (xii) inaccuracies in assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts.

                                      -30-

Insurance - Financial Services - On Your Side               One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                     www.nationwidefinancial.com

                                                              EXHIBIT 1 TO SECOND QUARTER EARNINGS ANNOUNCEMENT
                                                              -------------------------------------------------

NATIONWIDE FINANCIAL SERVICES, INC.
CONSOLIDATED INCOME STATEMENTS
                                                                   QUARTERS ENDED                SIX MONTHS ENDED
                                                                      JUNE 30                       JUNE 30
($ in millions, except for per share data)                     2001            2000            2001            2000
                                                            =========================================================
REVENUES
  Policy charges                                            $   256.7       $   266.3       $   524.6       $   539.0
  Life insurance and immediate annuity premiums                  66.6            62.1           130.5           129.0
  Net investment income                                         432.1           411.9           858.3           822.3
  Other income                                                   49.5            47.7            97.6            96.5
                                                            ---------------------------------------------------------
    TOTAL OPERATING REVENUES                                    804.9           788.0         1,611.0         1,586.8
                                                            ---------------------------------------------------------

BENEFITS AND EXPENSES
  Interest credited                                             309.7           291.5           611.9           585.7
  Life insurance and annuity benefits                            77.2            61.7           142.2           129.0
  Policyholder dividends                                         11.1            11.5            21.6            23.5
  Amortization of deferred policy
  acquisition costs                                              85.5            86.1           179.7           172.0
  Other operating expenses                                      151.3           162.3           314.2           332.9
  Interest expense on debt and trust securities                  13.4            11.8            27.5            23.6
                                                            ---------------------------------------------------------
    TOTAL BENEFITS AND EXPENSES                                 648.2           624.9         1,297.1         1,266.7
                                                            ---------------------------------------------------------

OPERATING INCOME BEFORE FEDERAL INCOME TAX EXPENSE              156.7           163.1           313.9           320.1

Federal income tax expense                                       41.8            52.2            83.9           102.4
                                                            ---------------------------------------------------------
NET OPERATING INCOME                                            114.9           110.9           230.0           217.7



Net realized gains (losses) on investments, hedging
instruments, and hedged items, net of taxes                       1.3            (6.7)           (1.3)           (8.7)
Cumulative effect of adoption of accounting principle,
net of tax                                                       (2.3)           --              (7.1)           --
                                                            ---------------------------------------------------------
NET INCOME                                                  $   113.9       $   104.2       $   221.6       $   209.0
                                                            =========================================================

DILUTED EARNINGS PER SHARE
NET OPERATING INCOME                                        $    0.89       $    0.86       $    1.78       $    1.69
Net realized gains (losses) on investments, hedging
instruments, and hedged items, net of taxes                      0.01           (0.05)          (0.01)          (0.07)
Cumulative effect of adoption of accounting principle,
net of tax                                                      (0.02)           --             (0.06)           --
                                                            ---------------------------------------------------------
NET INCOME                                                  $    0.88       $    0.81       $    1.71       $    1.62
                                                            ---------------------------------------------------------

WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic                                                         128.9           128.7           128.8           128.7
                                                            =========================================================
  Diluted                                                       129.2           128.8           129.2           128.7
                                                            =========================================================



Insurance - Financial Services - On Your Side               One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                     www.nationwidefinancial.com

                               EXHIBIT 2 TO SECOND QUARTER EARNINGS ANNOUNCEMENT
                               -------------------------------------------------


NATIONWIDE FINANCIAL SERVICES, INC. CONSOLIDATED
BALANCE SHEETS
                                                       JUNE 30,        DECEMBER 31,
($ in millions, except for per share data)               2001             2000
                                                      ===========================
ASSETS
Investments:
  Fixed maturity securities, at fair value            $ 16,633.4       $ 15,497.2
  Equity securities, at fair value                         151.4            150.2
  Mortgage loans on real estate, net                     6,601.0          6,168.3
  Real estate, net                                         310.5            310.7
  Policy loans                                             580.1            562.6
  Other long-term investments                              106.5            111.8
  Short-term investments                                   811.4            558.4
                                                      ---------------------------
    TOTAL INVESTMENTS                                   25,194.3         23,359.2
Cash and cash equivalents                                   62.8             62.7
Accrued investment income                                  285.9            252.5
Deferred policy acquisition costs                        3,048.5          2,872.7
Other assets                                               759.1            662.7
Assets held in separate accounts                        62,730.6         65,968.8
                                                      ---------------------------
               TOTAL ASSETS                           $ 92,081.2       $ 93,178.6
                                                      ===========================

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Future policy benefits and claims                   $ 23,809.3       $ 22,243.3
  Short-term borrowings                                    114.2            118.7
  Other liabilities                                      1,559.8          1,251.9
  Senior debt                                              298.4            298.4
  Liabilities related to separate accounts              62,730.6         65,968.8
                                                      ---------------------------
    TOTAL LIABILITIES                                   88,512.3         89,881.1
                                                      ---------------------------

Company-obligated mandatorily-redeemable capital
   and preferred securities of subsidiary trusts           300.0            300.0
                                                      ---------------------------

SHAREHOLDERS' EQUITY:
  Class A common shares                                      0.2              0.2
  Class B common shares                                      1.0              1.0
  Additional paid-in capital                               645.7            640.8
  Retained earnings                                      2,437.1          2,245.5
  Accumulated other comprehensive income                   192.2            114.5
  Other                                                     (7.3)            (4.5)
                                                      ---------------------------
    TOTAL SHAREHOLDERS' EQUITY                           3,268.9          2,997.5
                                                      ---------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $ 92,081.2       $ 93,178.6
                                                      ===========================

BOOK VALUE PER SHARE
Including other comprehensive income                  $    25.36       $    23.29
                                                      ===========================
Excluding other comprehensive income                  $    23.87       $    22.40
                                                      ===========================

Insurance - Financial Services - On Your Side               One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                     www.nationwidefinancial.com